Exhibit 99.1

                AptarGroup Reports Record First Quarter Results;
            Announces 18% Dividend Increase and 2-for-1 Stock Split;
                    CEO Carl Siebel to Retire at End of Year

     CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 18, 2007--AptarGroup, Inc. (NYSE:ATR) today reported record first quarter results and announced an increased dividend and stock split. President and CEO, Carl Siebel, announced his plans to retire effective December 31, 2007.

     First Quarter 2007 Highlights

     -- Earnings per share soar 49% to record high of $.82 per share

     -- Sales jump 20% to record level of $449.8 million

     -- Results were strong across all business segments

     -- Board boosts annual dividend 18% to $1.04 per share

     -- Stock to be split 2-for-1

     FIRST QUARTER RESULTS

     For the quarter ended March 31, 2007, sales increased 20% to a record $449.8 million from $375.5 million a year ago. Product sales accounted for 12% of the growth while changes in exchange rates contributed 6%, acquisitions added 2%.

     Commenting on the quarter, Carl Siebel, President and CEO, said, "We had an outstanding quarter with exceptionally strong profit growth and broad-based revenue growth reported by all of our business segments. Sales were up in nearly each geographic region, product category, and end market of our business. Our strategy to focus on the dispensing systems sector of the packaging industry and invest in new companies, new technologies, and new research efforts has put us in position to have such a successful quarter. We are, as we have always been, committed to helping our customers achieve the best possible dispensing solutions for their products and thus grow their own businesses. Our results reflect this commitment and the value our products continually bring to market."


                 First Quarter Segment Sales Analysis
                       (Growth Over Prior Year)

                                Beauty &                     Total
                                  Home   Closures  Pharma   AptarGroup
                                --------------------------------------
Product and Custom Tooling Sales     16%       7%      10%         12%
Currency Effects                      7%       4%       8%          6%
Sales from Acquired Companies         1%       3%       0%          2%
                                --------------------------------------
Total Growth                         24%      14%      18%         20%
                                ======================================


     Operating income increased to a record $46.6 million, up 44% from $32.4 million a year ago, in spite of stock option expense in the first quarter being approximately $1.6 million higher than the prior year. This is a result of AptarGroup's ongoing cost containment efforts coupled with strong product sales. Beauty & Home segment income increased 57% to $26.1 million driven by increased sales of fragrance/cosmetic pumps and sampling systems, and personal care aerosol valves and accessories. Closures segment income rose 33% to $14.0 million primarily due to stronger sales to the personal care and household markets. Pharma segment income increased 33% to $22.7 million due to strong product sales, particularly sales of metered dose inhaler valves.

     Diluted earnings per share increased 49% to $.82 per share compared to $.55 per share in the prior year. Siebel added, "Strong demand for our innovative dispensing systems across all of our business segments and our ability to control costs continue to deliver solid earnings growth."

     OUTLOOK

     Siebel commented, "The outlook for our second quarter is good at this time. We expect demand for our dispensing systems to continue at a high level and that our overall sales will improve over the prior year excluding any changes in exchange rates. With our continued focus on cost management and our ability to leverage our fixed costs, we expect profits to improve as well. We estimate that diluted earnings per share for the second quarter will be in the range of $.96 to $1.01 per share on a pre-split basis compared to $.77 per share in the prior year."

     CASH DIVIDEND

     The Board of Directors increased the quarterly dividend by 18% to $.26 per share ($1.04 per share annually on a pre-split basis), payable May 23, 2007 to shareholders of record as of May 2, 2007.

     Siebel commented, "With our cash generating ability and our strong balance sheet, we are able to return value to shareholders and remain well positioned to take advantage of strategic acquisitions should they present themselves."

     STOCK SPLIT

     AptarGroup's Board also approved a 2-for-1 stock split to be effected in the form of a stock distribution to shareholders of record as of the close of business on May 2, 2007. AptarGroup currently has approximately 34.6 million common shares outstanding. Each outstanding share of AptarGroup common stock will be split into two shares. Certificates representing additional shares as a result of the stock split will be distributed on or about May 9, 2007.

     CARL SIEBEL TO RETIRE

     Carl Siebel has advised the Board of his decision to retire effective December 31, 2007. Mr. Siebel intends to continue to serve as a director of AptarGroup. The Board has selected Peter Pfeiffer, AptarGroup's Vice Chairman since 1993, to succeed Siebel as President and CEO effective January 1, 2008. In addition, the Board announced that the role of Stephen Hagge, Executive Vice President and CFO, will be expanded and his title will include Chief Operating Officer effective January 1, 2008.

     Siebel commented, "I have worked for the Company for most of my professional career and I am ready to step back from the day-to-day management of the business. However, I look forward to continuing to serve on our Board and playing a part in our future. With the exceptional experience and depth of our senior management team, I am confident that AptarGroup will continue on the same successful course for many years to come. Peter Pfeiffer, my long-term colleague, is an AptarGroup and industry veteran with over 30 years of experience. Both Peter and Steve Hagge have been instrumental in the outstanding success of our company and they have partnered with me on each major strategic initiative undertaken by AptarGroup since I became CEO in 1996."

     Board Chairman, King Harris, said, "Carl has been with the Company over 45 years and his legacy of strategic planning, customer focus, core values, and unbounded energy is embedded in our culture. Over the years he has strengthened the senior management team and, under his leadership, AptarGroup has expanded globally through start-up operations and acquisitions and is today present in 19 different countries. During his tenure, revenues have grown from $560 million in 1995 to over $1.6 billion in 2006, and profits have nearly tripled in this same period. In addition, Carl has led AptarGroup to develop or acquire many innovative dispensing technologies that have propelled the Company to become the undisputed leader in its industry."

     Harris concluded, "The Board is very confident in AptarGroup's future leadership with Peter Pfeiffer's broad industry experience and a very capable senior management team that has worked closely with Carl, Peter, and Steve executing AptarGroup's strategy over the past decade."

     OPEN CONFERENCE CALL

     There will be a conference call on Thursday April 19, 2007 at 8:00 a.m. CDT to discuss AptarGroup's first quarter results for 2007. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

     AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household, and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia, and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

     This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which AptarGroup operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in AptarGroup's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)

                (In Thousands, Except Per Share Data)
                  CONSOLIDATED STATEMENTS OF INCOME

                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------

 Net Sales                                       $449,841    $375,468
 Cost of Sales (exclusive of depreciation shown
  below)                                          300,260     253,786
 Selling, Research & Development and
  Administrative                                   73,725      62,370
 Depreciation and Other Amortization               29,237      26,913
                                               ----------- -----------
 Operating Income                                  46,619      32,399
 Other Income/(Expense):
   Interest Expense                                (4,843)     (3,810)
   Interest Income                                  1,622         911
   Equity in Results of Affiliates                    157         106
   Minority Interests                                  17         (46)
   Miscellaneous, net                                (390)       (513)
                                               ----------- -----------
 Income before Income Taxes                        43,182      29,047
 Provision for Income Taxes                        13,602       9,237
                                               ----------- -----------
 Net Income                                       $29,580     $19,810
                                               =========== ===========

 Net Income per Share - Basic                       $0.86       $0.56
                                               =========== ===========
 Net Income per Share - Diluted                     $0.82       $0.55
                                               =========== ===========

 Average Number of Shares - Basic                  34,594      35,075
 Average Number of Shares - Diluted                35,912      36,246


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                     CONSOLIDATED BALANCE SHEETS

                                           March 31,     December 31,
                                              2007           2006
ASSETS

Cash and Equivalents                          $181,247       $170,576
Receivables, net                               362,338        320,969
Inventories                                    243,502        226,455
Other Current Assets                            56,630         44,820
                                         -------------- --------------
  Total Current Assets                         843,717        762,820
Net Property, Plant and Equipment              594,284        591,077
Goodwill, net                                  213,558        207,882
Other Assets                                    30,019         30,233
                                         -------------- --------------
Total Assets                                $1,681,578     $1,592,012
                                         ============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                        $144,633       $127,424
Accounts Payable and Accrued Liabilities       298,182        272,761
                                         -------------- --------------
  Total Current Liabilities                    442,815        400,185
Long-Term Obligations                          168,676        168,877
Deferred Liabilities                            83,954         76,550
                                         -------------- --------------
Total Liabilities                              695,445        645,612
Stockholders' Equity                           986,133        946,400
                                         -------------- --------------
Total Liabilities and Stockholders'
 Equity                                     $1,681,578     $1,592,012
                                         ============== ==============


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                         SEGMENT INFORMATION

                                                 Three Months Ended
                                                      March 31,
                                               -----------------------

                                                  2007        2006
                                               ----------- -----------
 SALES

 Beauty & Home                                   $244,396    $197,922
 Closures                                         120,461     105,729
 Pharma                                            87,944      74,957
 Other                                                316         226
                                               ----------- -----------
 Total Sales                                     $453,117    $378,834
                                               =========== ===========

 INTERSEGMENT ELIMINATIONS

 Beauty & Home                                    $(2,438)    $(2,614)
 Closures                                            (480)       (241)
 Pharma                                               (43)       (343)
 Other                                               (315)       (168)
                                               ----------- -----------
 Total Intersegment Eliminations                  $(3,276)    $(3,366)
                                               =========== ===========

 NET SALES

 Beauty & Home                                   $241,958    $195,308
 Closures                                         119,981     105,488
 Pharma                                            87,901      74,614
 Other                                                  1          58
                                               ----------- -----------
 Total Net Sales                                 $449,841    $375,468
                                               =========== ===========

 SEGMENT INCOME (1)

 Beauty & Home                                    $26,132     $16,633
 Closures                                          13,981      10,537
 Pharma                                            22,682      17,063
 Corporate Expenses and Other                     (16,392)    (12,287)
                                               ----------- -----------
 Income before Interest and Taxes                  46,403      31,946
 Less: Interest Expense, Net                        3,221       2,899
                                               ----------- -----------
 Income before Income Taxes                       $43,182     $29,047
                                               =========== ===========

 Notes to Condensed Consolidated Financial Statements:
 (1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, stock option and corporate expenses, income taxes and unusual items.


     CONTACT: AptarGroup, Inc.
              Stephen J. Hagge, 815-477-0424